Exhibit 2.5

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

AND REORGANIZATION

This Amendment No. 1 to Agreement and Plan of Merger and Reorganization (this “Amendment”) is entered into as of October 28, 2008, by and among NUVELO, INC., a Delaware corporation (“Parent”), DAWN ACQUISITION SUB, INC., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and ARCA BIOPHARMA, INC., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement and Plan of Merger and Reorganization, dated as of September 24, 2008, by and among Parent, Merger Sub and the Company (the “Merger Agreement”).

RECITALS

A. The parties desire to amend the Merger Agreement so as to, among other things, modify the agreed upon composition of the Board of Directors of Parent following the Effective Time and clarify the covenants of Parent to seek amendments to its amended and restated certificate of incorporation.

B. The respective boards of directors of Parent and the Company have each approved this Amendment.

AGREEMENT

The parties to this Amendment, intending to be legally bound agree as follows:

1. Certificate of Incorporation. Exhibit B to the Merger Agreement is hereby deleted and shall have no operative effect. Section 1.4(a) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(a) the Certificate of Incorporation of the Surviving Corporation shall be the amended and restated certificate of incorporation of the Company as of the Execution Date, as amended by the Company NPA Charter Amendment (as defined below);”

2. Charter Amendments. Section 5.12 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“5.12 Charter Amendments.

(a) Immediately prior to the Effective Time, Parent shall file an amendment to its amended and restated certificate of incorporation in the form of Exhibit C (the “Charter Amendment”) with the Secretary of State of the State of Delaware to become effective immediately prior to the Effective Time.

(b) On or prior to September 25, 2008, Company shall file the Company NPA Charter Amendment with the Secretary of State of the State of Delaware to become effective immediately upon filing.

(c) In connection with the Parent Stockholder Meeting, Parent shall use commercially reasonable efforts to solicit the consent of its stockholders to approve an amendment to Parent’s amended and restated certificate of incorporation to increase the number of authorized shares of Parent common stock to 250 million, it being understood that such amendment, notwithstanding the provisions of Section 4.2, is expressly authorized under this Agreement.”

3. Exhibit C. Exhibit C to the Merger Agreement is hereby amended and restated in its entirety in the form attached to this Amendment as Exhibit C.

4. Schedule 5.11. Schedule 5.11 to the Merger Agreement is hereby amended and restated in its entirety in the form attached hereto as Schedule 5.11. The execution of this Agreement by the Company shall constitute the consent of the Company to Nuvelo taking such action is necessary to amend its bylaws and increase the authorized size of its board of directors to ten (10) members to satisfy its obligations pursuant to Section 5.11 of the Merger Agreement.

5. Parent Stockholders’ Meeting. Section 5.3(a) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“5.3 Parent Stockholders’ Meeting.

(a) Parent shall take all action necessary to call, give notice of and hold a meeting of the holders of Parent Common Stock to vote on the issuance of Parent Common Stock in the Merger and the Charter Amendment (collectively, the “Parent Stockholders’ Meeting”). The Parent Stockholders’ Meeting shall be held on a date selected by Parent, in consultation with the Company, but such date shall be no later than 42 calendar days after the Form S-4 Registration Statement is declared effective. Parent shall ensure that all proxies solicited in connection with the Parent Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements.”

6. References to the Merger Agreement. Subject to paragraph 6 of this Amendment, after giving effect to this Amendment, each reference in the Merger Agreement to “Agreement”, “hereof”, “hereunder” or words of like import referring to the Merger Agreement shall refer to the Merger Agreement as amended by this Amendment and all references in the Company Disclosure Schedule and Parent Disclosure Schedule to “the Agreement” shall refer to the Merger Agreement as amended by this Amendment.

7. Date References. All references in the Merger Agreement, the Company Disclosure Schedule and the Parent Disclosure Schedule to the “Execution Date,” “the date hereof”, “the date of this Agreement” or words of like import shall remain as references to September 24, 2008.

8. Other Miscellaneous Terms. The provisions of Section 9 (Miscellaneous Provisions) of the Merger Agreement shall apply mutatis mutandis to this Amendment, and to the Merger Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms therein as modified hereby.

9. No Further Amendment. Except as amended hereby, the Merger Agreement and each of the provisions contained therein shall remain in full force and effect. Nothing herein shall affect, modify or limit any waiver or consent granted by any party pursuant to the Merger Agreement. Each such waiver or consent granted prior to the date hereof remains in full force and effect.

[Signature Page follows]

Parent, Merger Sub and the Company have caused this Amendment to the Agreement and Plan of Merger and Reorganization to be executed as of the date first written above.

NUVELO, INC.

By:	/s/ Ted W. Love
Name:	Ted W. Love
Title:	Chairman of the Board and Chief Executive Officer

DAWN ACQUISITION SUB, INC.

By:	/s/ Lee Bendekgey
Name:	Lee Bendekgey
Title:	Chief Executive Officer

ARCA BIOPHARMA, INC.

By:	/s/ Richard B. Brewer
Name:	Richard B. Brewer
Title:	President and Chief Executive Officer

EXHIBIT C

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF NUVELO, INC.

NUVELO, INC., a corporation organized and existing under the General Corporation law of the State of Delaware does hereby certify:

ONE: The date of filing the original Certificate of Incorporation of this company with the Secretary of State of the State of Delaware was March 16, 2004 as amended and restated on March 18, 2004.

TWO: The Board of Directors of the Company, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Amended and Restated Certificate of Incorporation as follows:

Article IV shall be amended to add the following provisions in their entirety to the existing provisions of Article IV:

“Effective at 5:00 p.m. Eastern time, on the date of filing of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), the shares of the Corporation’s Common Stock, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time and the shares of Common Stock issued and held in the treasury of the Corporation immediately prior to the Effective Time shall be combined into a smaller number of shares such that each         1 shares of issued Common Stock immediately prior to the Effective Time are combined into one validly issued, fully paid and nonassessable share of Common Stock, par value $0.001 per share. Notwithstanding the immediately preceding sentence, no fractional shares shall be issued and, in lieu thereof, upon surrender after the Effective Time of a certificate which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the combination, following the Effective Time (after taking into account all fractional shares of Common Stock otherwise issuable to such holder), shall be entitled to receive a cash payment equal to the fraction to which such holder would otherwise be entitled multiplied by the then fair value of the Common Stock as determined by the Board of Directors.

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Shall be a number greater than one and equal to or less than 50, the exact number within the range to be determined by the board of directors of the Corporation prior to the Effective Time and publicly announced by the Corporation.

Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been combined (as well as the right to receive cash in lieu of fractional shares of Common Stock after the Effective Time), provided, however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been combined.”

THREE: Thereafter, pursuant to a resolution by the Board of Directors of the Corporation, this Certificate of Amendment was submitted to the stockholders of the corporation for their consideration and was duly adopted and approved in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware at a special meeting of the stockholders.

IN WITNESS WHEREOF, Nuvelo, Inc. has caused this CERTIFICATE OF AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION to be signed by its Chairman of the Board of Directors and Chief Executive Officer this     day of         ,         .

NUVELO, INC.

By:
Ted. W. Love, M.D.
Chairman of the Board of Directors and Chief Executive Officer

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